UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADVANCED FLOWER CAPITAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

NOT FOR IMMEDIATE RELEASE:

Advanced Flower Capital Advances Planned Conversion to BDC to
Deliver Long-Term Growth and Value Creation

Board Unanimously Recommends Shareholders Vote “FOR” Each of the
Proposals to Effectuate AFC’s Conversion from REIT to BDC

Schedules November 6, 2025 Special Meeting

WEST PALM BEACH, Fla., September 16, 2025 -- Advanced Flower Capital Inc. (Nasdaq: AFCG) (“Advanced Flower Capital”, “AFC” or the “Company”) today filed a definitive proxy statement and announced a special meeting of shareholders (the “Special Meeting”) to approve certain changes to facilitate AFC’s previously announced proposed plan to convert from a real estate investment trust (“REIT”) to a business development company (“BDC”). In particular, shareholders are being asked to approve (i) a new investment advisory agreement by and between AFC and AFC Management, LLC, its investment adviser, that complies with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and (ii) the application of a reduced asset coverage ratio as provided in Section 61(a)(2) of the 1940 Act.

The AFC Board of Directors unanimously recommends that AFC shareholders vote “FOR” each of the proposals at the Special Meeting.

The Special Meeting will be conducted virtually via live webcast on November 6, 2025 at 10:00 a.m. Eastern Time. AFC shareholders of record at the close of business on September 15, 2025, are entitled to notice of and to vote at the Special Meeting. AFC shareholders of record will be receiving proxy cards or other instructions regarding how to vote on the proposals over the next few days.

AFC’s Chairman of the Board, Leonard M. Tannenbaum, sent the following letter to AFC shareholders:

Dear Fellow AFC Shareholders,

Your affirmative vote on the enclosed proxy card is requested to approve certain matters to help facilitate an important strategic shift at Advanced Flower Capital Inc. (“AFC”).

The AFC Board of Directors (the “Board”) has unanimously approved certain matters that would help facilitate the conversion (the “Conversion”) of AFC from a real estate investment trust (“REIT”) to a business development company (a “BDC”) regulated under the Investment Company Act of 1940 (the “1940 Act”). The Company is holding a special meeting of shareholders on November 6, 2025 to seek shareholder approval of certain proposals necessary to effect the Conversion.

We believe this action will:

✔	Expand AFC’s investable scope beyond real-estate-backed loans and open the door to a broader set of opportunities across the market;

✔	Enhance AFC’s portfolio diversification to benefit all shareholders through reduced concentration risk; and

✔	Better position AFC to implement business strategies that can support the pursuit of long-term, sustainable value creation for all shareholders.

To implement this strategy, we are asking for your support on two essential proposals at our upcoming Special Meeting of Shareholders:

1.	Approval of a new 1940 Act-compliant investment advisory agreement with AFC Management, LLC.

The 1940 Act requires shareholder approval of an investment advisory agreement between a BDC and its investment adviser.

2.	Approval of the application of reduced asset coverage requirements pursuant to Section 61(a)(2) of the 1940 Act.

As a BDC, AFC would become subject to limits on its use of leverage. Under the 1940 Act, a BDC’s shareholders can vote to reduce this limit.

Shareholders should carefully read the proxy statement for additional detail and information about each of the proposals.

The Board unanimously recommends shareholders vote “FOR” each of the proposals.

Failure to approve the proposals would prohibit us from moving forward with the Conversion. As fellow AFC shareholders, the Board urges you to vote the enclosed proxy card “FOR” each proposal today.

Thank you for your continued support of AFC.

Sincerely,

Leonard M. Tannenbaum
Chairman of the Board
Advanced Flower Capital Inc.

If AFC shareholders have questions on how to vote shares, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call: (212) 750-5833
Stockholders Call Toll Free: (877) 750-8269

Following AFC shareholder approval, the conversion is expected to be complete in the first quarter of 2026.

About Advanced Flower Capital

Advanced Flower Capital Inc. (Nasdaq: AFCG) is a leading commercial mortgage real estate investment trust (“REIT”) that primarily originates, structures, underwrites, invests in and manages senior secured mortgage loans and other types of loans and debt securities, with a specialization in loans to cannabis industry operators in states that have legalized medical and/or adult-use cannabis. Through the management team’s deep network and significant credit and cannabis expertise, AFC originates, structures, underwrites and manages loans ranging from $10 million to over $100 million, typically secured by quality real estate assets, license value (where applicable) and cash flows. It is based in West Palm Beach, Florida.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including the ability of our Manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for cannabis cultivation and processing facilities and dispensaries; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in AFC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFC’s most recently filed periodic reports on Form 10-K, Form 10-Q and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact
Robyn Tannenbaum
(561) 510-2293
ir@advancedflowercapital.com

Media Contact

Collected Strategies
Jim Golden / Jack Kelleher
AFCG-CS@collectedstrategies.com